EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE


                                 MICROAGE, INC.
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                                 (in thousands)

                                                      Quarter Ended            39 weeks ended
                                                  ----------------------   ----------------------
                                                   August 1,   August 2,   August 1,    August 2,
                                                    1999         1998        1999         1998
                                                  ---------    ---------   ---------    ---------
BASIC
  Weighted average common shares                     20,600       19,859      20,475       19,633
                                                  ---------    ---------   ---------    ---------
DILUTED
  Weighted average shares from basic
    calculation                                      20,600       19,859      20,475       19,633

  Dilutive effect of stock options and warrants          --          446          --           --

                                                  ---------    ---------   ---------    ---------
    Weighted average common and common
      equivalent shares outstanding - diluted        20,600       20,305      20,475       19,633
                                                  ---------    ---------   ---------    ---------

NET INCOME  (LOSS)                                $  (3,170)   $      26   $(148,445)   $ (12,047)

Net income (loss) per common and
  common equivalent share:
    Basic                                         $   (0.15)   $    0.00   $   (7.25)   $   (0.61)
                                                  =========    =========   =========    =========
    Diluted                                       $   (0.15)   $    0.00   $   (7.25)   $   (0.61)
                                                  =========    =========   =========    =========